Where Food Comes From, Inc. 8-K

Exhibit 99.1

FOR IMMEDIATE RELEASE NEWS

May 4, 2015

Where Food Comes From, Inc. Reports Record Revenue and Earnings Growth for 2015 First Quarter

First quarter revenue up 46% to $2.1 million from $1.4 million last year

Gross margins increase to 46% from 39% a year ago

Net income improves to $55,000 from a net loss of $134,000

Operating cash flow up 347% year over year to $399,000 from $89,000 last year

CASTLE ROCK, Colo. – Where Food Comes From, Inc. (d.b.a. IMI Global, Inc.) (OTCQB: WFCF), the most trusted resource for third-party verification of food production practices, today announced results for its first quarter ended March 31, 2015.

“We are pleased to report record revenue and net income in what is typically one of our slower quarters,” said John Saunders, chairman and CEO. “We attribute our continued momentum to growing demand from consumers, producers and the USDA for increased transparency in the food supply chain, which drove a 41% increase in auditing revenue and a 107% increase in higher-margin product sales. This growth more than offset a 24% year over year decrease in labeling revenue due to a change in beef suppliers at Heinen’s Fine Foods – our largest labeling customer.

“In the first quarter we began implementing the Where Food Comes From® labeling program for 20 new grocery customers representing approximately 200 individual stores located primarily on the East and West Coasts,” Saunders added. “These new customers – which are carrying Shepherd’s Pride Lamb products bearing the Where Food Comes From® label and associated QR code – enabled us to nearly quadruple our labeling revenue over the fourth quarter of 2014. In addition, we resumed beef labeling activities at Heinen’s on a limited basis in the first quarter as new beef suppliers came online there. As a result, we’re optimistic that we’re back on a growth trajectory with this important component of our revenue mix.”

First Quarter Results

First quarter revenue increased 46% to $2,081,300 from revenue of $1,426,400 in the same quarter last year, reflecting more auditing customers as a result of both organic and M&A initiatives. Verification services revenue was up 41% to $1,774,200 from $1,255,200. Product revenue (cattle identification tags) increased 107% to $279,800 from $135,400, reflecting growing compliance of beef producers – primarily involving dairy calves – with the USDA ADT program. Other revenue, primarily associated with the Company’s Where Food Comes From® labeling program, decreased 24% to $27,300 from $35,800 year over year. This decline reflected a change in beef suppliers at the Company’s largest labeling customer, although the program is now coming back online with the customer’s new beef suppliers. In the meantime, the Company continued to generate a full quarter’s labeling revenue from poultry, pork and lamb products in the Heinen’s meat department.

Gross profit in the first quarter increased 73% to $963,300 from $557,500 year over year. Gross margin grew to 46% from 39% year over year due to higher sales relative to a more stable cost structure and the positive effects of bundled service offerings. Selling, general and administrative expenses grew by just 14% year over year and improved to 46% of revenue from 58% in the first quarter last year.

Net income attributable to Where Food Comes From, Inc. increased to $54,800, or less than one cent per share, compared with a net loss of $133,600, or $0.01 per share, in the same quarter a year ago.

The Company generated $398,600 in cash from operations in the first quarter, up 347% from $89,100 in the first quarter last year.

Balance Sheet

Cash, cash equivalents and restricted cash at March 31, 2015, increased 15% to $3,261,400 from $2,833,100 at 2014 year-end. Working capital increased to $3,504,100 from $3,380,700 and the Company’s current ratio improved to 5.1:1.

Conference Call

The Company will conduct a conference call today at 10:00 a.m. Mountain Time.

Dial in:

Domestic Toll Free: 1-877-407-8289

International: 1-201-689-8341

Conference ID: 13607474

Phone replay:

A telephone replay of the conference call will be available through May 18, 2015, as follows:

Domestic Toll Free: 1-877-660-6853

International: 1-201-612-7415

Conference Code: 13607474

About Where Food Comes From, Inc.

Where Food Comes From, Inc. (d.b.a. IMI Global) is America’s trusted resource for third party verification of food production practices. The Company supports more than 10,000 farmers, ranchers, processors, retailers, distributors and restaurants with a wide variety of value-added services through its IMI Global, International Certification Services, Validus Verification Services, and Sterling Solutions units. In addition, the Company’s Where Food Comes From® retail and restaurant labeling program utilizes the verification of product attributes to connect consumers to the sources of the food they purchase through product labeling and web-based information sharing and education. Go to www.wherefoodcomesfrom.com for additional information.

CAUTIONARY STATEMENT

This news release contains "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995, based on current expectations, estimates and projections that are subject to risk. Forward-looking statements are inherently uncertain, and actual events could differ materially from the Company’s predictions. Important factors that could cause actual events to vary from predictions include those discussed in our SEC filings. Specifically, statements in this news release about expectations for growing labeling revenue; expectations for ADT to roll out; and the demand for, and impact and efficacy of, the Company’s and its subsidiaries’ products and services on the marketplace are forward-looking statements that are subject to a variety of factors, including availability of capital, personnel and other resources; competition; governmental regulation of the agricultural industry; the market for beef and other commodities; and other factors. Financial results for the first quarter are not necessarily indicative of future results. Readers should not place undue reliance on these forward-looking statements. The Company assumes no obligation to update its forward-looking statements to reflect new information or developments. For a more extensive discussion of the Company’s business, please refer to the Company’s SEC filings at www.sec.gov.

Company Contacts:

John Saunders

Chief Executive Officer

303-895-3002

Jay Pfeiffer

Pfeiffer High Investor Relations, Inc.

303-393-7044

Where Food Comes From, Inc.

Statements of Income (Loss)

(Unaudited)

	Three Months Ended March 31,
	2015		2014
	(Note 1)
Revenues:
Service revenues		$1,774,152	$1,255,187
Product sales		279,804	135,420
Other revenue		27,345	35,833
Total revenues		2,081,301	1,426,440

Costs of revenues:
Labor and other costs of services		956,039	767,185
Costs of products		161,979	101,709
Total costs of revenues		1,118,018	868,894
Gross profit		963,283	557,546
Selling, general and administrative expenses		950,999	831,154
Income (loss) from operations		12,284	(273,608)

Other expense (income):
Interest expense		456	2,823
Other income, net		3,004	(778)

Income (loss) before income taxes		8,824	(275,653)
Income tax (benefit)		35,150	(78,368)
Net income (loss)		(26,326)	(197,285)

Net income (loss) attributable to non-controlling interest		81,173	63,657
Net income (loss) attributable to Where Food Comes From, Inc.		$54,847	$(133,628)

Net income (loss) per share:
Basic	$	*	$(0.01)
Diluted	$	*	$(0.01)

Weighted average number of common shares outstanding:
Basic		23,755,990	22,692,859
Diluted		23,966,436	22,692,859

* Less than a penny ($0.01) per share

Note 1: Certain revenue and cost of revenue amounts presented in 2014 have been reclassified to conform to 2015 presentation.

Where Food Comes From, Inc.

Balance Sheets

	March 31,	December 31,
	2015	2014
	(unaudited)
Assets
Current assets:
Cash	$3,010,689	$2,583,058
Restricted cash	250,680	250,000
Accounts receivable, net	766,670	979,532
Prepaid expenses and other current assets	158,604	126,938
Deferred tax assets	167,805	167,805
Total current assets	4,354,448	4,107,333
Property and equipment, net	211,399	231,886
Intangible and other assets, net	1,913,434	1,952,678
Goodwill	1,279,762	1,279,762
Long-term deferred tax assets	326,647	361,797
Total assets	$8,085,690	$7,933,456

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$316,108	$401,131
Accrued expenses and other current liabilities	88,864	65,849
Customer deposits	165,403	69,090
Deferred revenue	267,960	178,724
Short-term debt and current portion of notes payable	7,528	7,425
Current portion of capital lease obligations	4,455	4,397
Total current liabilities	850,318	726,616
Capital lease obligations, net of current portion	5,274	6,410
Notes payable and other long-term debt, net	14,316	16,245
Total liabilities	869,908	749,271

Contingently redeemable non-controlling interest	892,846	974,019

Stockholders’ Equity:
Common stock	24,339	24,266
Additional paid-in-capital	7,486,604	7,428,754
Treasury stock	(150,849)	(150,849)
Accumulated deficit	(1,037,158)	(1,092,005)
Total equity	6,322,936	6,210,166
Total liabilities and stockholders' equity	$8,085,690	$7,933,456